Stock Transfer Agreement
(Translation)

Transferor：Guo,Yanbin（Party A）
ID No.：
Resident Address：
Contact Phone:

Transferee：ADDE EDUCATION HLDS. Ltd（Party B）
ID No.：
Resident Address：
Contact Phone:
Authorized Representative：Yan, Changping

Given：

1、GUANGZHOU HAO YU EDUCATION TECHNOLOGY CO. LTD., (“the Company”) is a limited company registered in Guangzhou Business Administration. The register No. is 4401062014369. The registered capital is RMB1,000,000. The Company locates at 8/F, No.1033, Gao Pu Road, Tian He District, Guangzhou city, People's Republic of China.

2、Mr. Guo,Yanbin, the shareholder of GUANGZHOU HAO YU EDUCATION TECHNOLOGY CO. LTD.(Party A) holds 100% of all stocks of the Company.

Upon the friendly negotiation among Party A and Party B, the two parties agree that Party A resign from the Company and Party B will undertake all the rights and obligations originally executed by Party A.

Article 1 Party A transfer to Party B 100% of their contribution to the registered capital upon the initial establishment together with all the rights and obligations (including rights and obligations regulated by laws, shareholder agreements and articles of incorporation, collectively “the transferred rights and obligations”) herein. Party B agrees to undertake the said transferred rights and obligations.

Article 2 The two Parties agree that the price for the above transfer is RMB1, 010,000.All currency amounts shall be paid in RMB.

Article 3 Upon the approval of this Agreement by the authority, the Company shall be changed to a foreign investment company pursuant to the related law in China. The two Parties agree that Party B shall effect the payment to Party A RMB1, 010,000 in total for the transfer within 90 days upon issuing the new license of foreign investment company.

Article 4 The procedures concerning Party A’s resignation from the Company shall be performed upon signing this agreement. The two Parties should cooperate with each other to complete the application procedure of any change in the registration to the Business Administration Bureau.

Article 5 Upon the effective date of this Agreement, Party A resign from the Company and all the above rights and obligations shall be taken by Party B.

Article 6 Party B promises:
1, Party B acquires the shares of Party A according to agreement has been authorized by the board of shareholders of Party B.

2, Party B promises that the name, location, registered capital and the business scope of the Company shall not be changed after the Company changes to a foreign investment company. All the original liabilities of the Company shall also be taken by Party B

3, Party B promises that all the original employees of the Company shall be re-arranged and sign new engagement contracts after the company changes to a foreign investment company.

Article 7 Party A promises to transfer all shares to Party B according to this agreement, and all shares are legally owned by Party A. Party A shall have the rights of ownership and discretion. Party A promises that all transferred shares have no questionable or guaranty responsibilities and kept troves from third parties. Otherwise, Party A shall take all legal responsibilities that cause by the transferred.

Article 8 Upon the effective date of this Agreement, each Party shall indemnify the other from any losses arise out of breach by such party, including the expectative loss.

Article 9 Both Parties agree: all fees that arise in the shares transferring according to this agreement shall be paid 50% respectively by both two parties.

Article 10 the resolutions for dispute:
1, Any dispute arising from or in connection with this Agreement shall be solved in a friendly way.
2, If both parties can not solve the dispute, any parties can submit to the local people’s court, the people’s Court of Tian He District in Guang Zhou City.

Article 11 The complementary articles:
1, This Agreement shall be governed by and construed in accordance with the laws of in which this agreement was signed.
2, Both parties shall not disclose or divulge to others including any kinds of confidential information in this agreement.

Article 12 This Agreement is signed in Tian He District of Guang Zhou City on March 4, 2008, and effective upon the approval by the authority.

Article 13 This Agreement is in 12 originals, one for each Party and the others are for acquisition filing to the authority.

Party A：

Date：March 1, 2008

Party B：

Authorized Representative：
Title：
Date：March 1, 2008